UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2011 (February 18, 2011)

ACCELERIZE NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-52635	20-3858769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

204 RIVERSIDE AVENUE, NEWPORT BEACH, CALIFORNIA 92663
 (Address of principal executive offices)                   (Zip Code)

(310) 903 4001
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On February 18, 2011, the Board of Directors of Accelerize New Media, Inc. (the "Company") decided to close its Lead Generation Division in order to focus the Company's efforts and resources on its fast-growing software-as-a-service ("SAAS") products and services.

After careful review by the Company's management, it became clear that although the Lead Generation Division was a substantial source of revenue for the Company, it was only marginally profitable, and required substantial management attention and financial resources, which would otherwise be invested in more profitable channels. In addition, the Company's management decided to close the Lead Generation Division to avoid potential conflict of interest with the Company's growing number of SAAS customers, who are providing similar lead generation services. Accordingly, the Company will no longer offer lead generation marketing services and will focus its efforts and resources on its SAAS business.

Following the decision to close its Lead Generation Marketing Division, on February 18, 2011 the Company entered into an agreement with BMI Ventures Inc., a Florida corporation, and one of the Company's existing SAAS customers ("BMI"), according to which BMI acquired certain assets that were used by the Company prior to closing its Lead Generation Marketing Division, for an up-front cash consideration of $20,000 to cover expenses related to the transfer of the business, and a percentage of future revenues that might be generated by BMI from the acquired assets over a period of 12 months . The acquired assets include the Company's buyer and publisher contracts, which will be assigned to BMI, certain domain names and related websites as well as historical statistics, which were used by the Company in connection with its lead generation marketing business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 22, 2011	ACCELERIZE NEW MEDIA, INC.

	By:	/s/ Brian Ross
Brian Ross
President and Chief Executive Officer